===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               EASYRIDERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                EASYRIDERS, INC.
                              28210 Dorothy Drive
                         Agoura Hills, California 91301


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Easyriders, Inc., which will be held this year on Thursday, June 17, 1999. The meeting starts at 1:00 p.m., local time, at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California.

     The business we'll discuss at the Annual Meeting is described in the enclosed Proxy Statement and formal Notice of Meeting.

     I'm looking forward to telling everyone at the meeting how Easyriders did in 1998 and why we're excited about our prospects in 1999. I appreciate your investment in the Company. We're working hard to keep your trust.

     Hope to see you on June 17.

                              Sincerely,


                              William E. Prather
                              Chief Executive Officer
                              and President

May 14, 1999

                                EASYRIDERS, INC.
                              28210 Dorothy Drive
                         Agoura Hills, California 91301
                               __________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held on Thursday, June 17, 1999
                               __________________

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Easyriders, Inc. (the "Company") will be held on Thursday, June 17, 1999 at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 1:00 p.m., local time, for the following purposes:

     1.   To elect Directors of the Company for the ensuing year;

     2. To ratify the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as independent auditors of the Company for its fiscal year ending December 31, 1999; and

     3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on May 10, 1999 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A list of such stockholders will be available for a period of 10 days prior to the Annual Meeting for examination by any stockholder, for any purpose germane to the meeting, during normal business hours at the corporate offices of the Company.

     We encourage you to attend the Annual Meeting in person or to vote your shares by proxy. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

                              By Order of the Board of Directors,


                              J. Robert Fabregas
                              Executive Vice President,
                              Chief Financial Officer and Secretary

Agoura Hills, California
May 14, 1999

                               EASYRIDERS, INC.
                              28210 Dorothy Drive
                        Agoura Hills, California 91301

                              __________________

                                PROXY STATEMENT

                              __________________

                              GENERAL INFORMATION


     The enclosed proxy is being solicited by the Board of Directors (the "Board") of Easyriders, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 17, 1999, at 1:00 p.m. local time at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California and any adjournment thereof. Holders of record of the Company's common stock, $.001 par value (the "Common Stock"), at the close of business on May 10, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. As of that date, there were 23,308,685 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

     Two matters are scheduled for stockholder consideration at the Annual
Meeting: (i) the election of the Directors of the Company to hold office until the annual meeting of stockholders of the Company to be held in 2000 or until successors are duly elected and qualified and (ii) the ratification of the appointment of Deloitte & Touche as independent auditors of the Company for its fiscal year ending December 31, 1999.

     In accordance with the Company's by-laws, the Company's eight Directors will be elected and the appointment of Deloitte & Touche will be ratified by a majority of the votes of the shares of Common Stock present (or represented by proxy) at the Annual Meeting and entitled to vote on the election of Directors. The Board knows of no matters, other than those previously mentioned, to be presented for consideration at the Annual Meeting. The persons named in the proxy may also, at their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

     With respect to the election of the Company's eight Directors, you may vote for the nominees as listed herein, or withhold authority to vote for the nominees. A direction to withhold authority to vote will have the effect of an abstention. You may vote for, against or abstain from voting with respect to the ratification of the appointment of Deloitte & Touche as independent auditors of the Company for its fiscal year ending December 31, 1999.

     All properly executed, unrevoked proxies received pursuant to this solicitation prior to the close of voting will be voted as directed therein. You may revoke your proxy delivered pursuant to this solicitation at any time prior to its use by executing and delivering a later proxy, by giving written notice of the revocation to the Corporate Secretary of the Company at or before the Annual Meeting, or by attending the Annual Meeting and voting in person.

     If a properly executed, unrevoked proxy which has been delivered pursuant to this solicitation does not specifically direct the voting of the shares covered thereby, the shares represented by the proxy will be voted (1) FOR the election of the nominees for the Company's eight Directors, (2) FOR ratification of the appointment of Deloitte & Touche as independent auditors of the Company for its fiscal year ending December 31, 1999, and (3) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

     The holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes with respect to any specific matter will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any reconvened Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     The Company's Annual Report to Stockholders, including its Form 10-K for the fiscal year ended December 31, 1998 with certified financial statements, is enclosed with this Proxy mailed to the Stockholders on or about May 14, 1999.

     The cost of preparing, assembling and mailing this proxy solicitation material and Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or by personal solicitation may be done by directors, officers and regular employees of the Company for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date will be requested to forward proxy solicitation material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

                                   Proposal 1

                             ELECTION OF DIRECTORS

     All Directors of the Company are elected to one term and serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation or removal. The current term of Directors will expire at the Annual Meeting of Stockholders to be held on Thursday, June 17, 1999.

     The Board has nominated the eight incumbent Directors, John E. Martin, William E. Prather, Wayne L. Knyal, Daniel J. Gallery, Joseph Teresi, Ellen Meagher, Robert Davis and Joseph J. Jacobs, for re-election, each to hold office until the annual meeting of stockholders held in 2000 or until a successor is duly elected and qualified, subject to prior termination of service in accordance with the Company's certificate of incorporation, by-laws and applicable law. In the event a candidate is unable to serve, the persons listed in the enclosed proxy will vote for a replacement nominee recommended by the Board. The number of members of the Board is currently set at eight. Certain information concerning the individuals nominated by the Board, is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF ALL EIGHT DIRECTORS OF THE COMPANY.

     Directors -- Term Expiring 1999

     Mr. John E. Martin, age 53, has been Chairman of the Easyriders Inc. ("Easyriders" or the "Company") Board of Directors since June 1998 and was the Chairman of the Newriders, Inc. ("Newriders") Board of Directors from July 1997 until September 1998. He served as Chief Executive Officer of Newriders from July 1997 until October 1997. From October 1996 until June 1997, Mr. Martin was Chairman and Chief Executive

Officer of PepsiCo. Casual Dining International, a division of PepsiCo. In October 1995, Mr. Martin became Chairman of Taco Bell Corp. where he also served as Chief Executive Officer from August 1983 until his departure in October 1996. Mr. Martin is a member of the Educational Foundation of the National Restaurant Association's Board of Trustees, and is a founding member of the Chief Executive Round Table at the University of California, Irvine. Mr. Martin is a director of The Good Guys, Inc., Williams-Sonoma, Inc., Franchise Mortgage Acceptance Company, LLC ("FMAC").

     Mr. William E. Prather, age 51, has been the President and Chief Executive Officer of Easyriders since September 1998 and was the President and Chief Executive Officer of Newriders from October 1997 until September 1998. Mr. Prather has served as a director of Easyriders since June 1998. Mr. Prather is the founder and President of M & B Restaurants, L.C. and was the Chief Executive Officer of Furr's Bishop's Cafeteria, Inc. from February 1992 to October 1994. Mr. Prather has served as Chief Executive officer of Hardee's and has been employed by Burger King in various capacities including Regional Manager, Head of European Operations and Executive Vice President of Worldwide Operations.

     Mr. Wayne L. "Buz" Knyal, age 52, has served as a director of Easyriders since September 1998 and was a director of Newriders from August 1997 until September 1998. Mr. Knyal has been the President, Chief Executive Officer and a Director of FMAC since its inception in June 1995. Prior to founding FMAC's predecessor in 1991, Mr. Knyal founded and owned CBI Insurance Services, Inc. and concurrently served as President of CBI Mortgage Company, a residential mortgage banker.

     Mr. Daniel J. Gallery, age 44, has served as a director of Easyriders since September 1998 and was a director of Newriders from August 1997 until September 1998. Mr. Gallery is a Co-founder of Carts of Colorado, Inc., which is engaged in mobile and modular merchandising and the utilization of non-traditional locations for food service operations, including airports, stadiums and arenas, convenience stores, and golf courses. Mr. Gallery continues as Executive Vice President for Carts of Colorado, Inc., a position he has held for a period of more than five years. He is a member of the Board of Directors of Cigars Unlimited International, a private venture engaged in cigar marketing.

     Mr. Joseph Teresi, age 58, has served as a director of Easyriders since September 1998. He founded Paisano Publications, Inc ("Paisano Publications") in 1970 and since 1986 has been the sole shareholder of Paisano Publications. He has served as Chairman of the Board of Directors of Paisano Publications and certain other companies affiliated with Paisano Publications (the "Paisano Companies") for more than the past five years.

     Ms. Ellen Meagher, age 44, has served as a director of Easyriders since September 1998 and is a director of Paisano Publications. Ms. Meagher joined Paisano Publications in 1986 and has held positions as Controller, Treasurer, Chief Financial Officer and Chief Operating Officer.

     Mr. Robert Davis, age 51, has served as a director of Easyriders since September 1998 and is currently the Vice President of Finance of Paisano Publications. Mr. Davis has been with Paisano Publications since January, 1993. Mr. Davis is also Treasurer and Director of Easyriders Franchising and Treasurer of Easyriders of Columbus.

     Mr. Joseph J. Jacobs, age 74, has served as a director of Easyriders since September 1998 and has been an independent legal counsel on merger and acquisition matters for the Paisano Companies since 1992. Mr. Jacobs has served as General Counsel of Graphic Scanning Corp. and Ram/BSE LP and has served in various legal positions with American Broadcasting Company, Metromedia, Inc., United Artists Broadcasting, ITT

Corporation's Communications Operations Group, ITT World Communications, Inc. and United States Transmission Systems, Inc.

Composition and Meetings of the Board of Directors and Committees

     During the fiscal year ended December 31, 1998, the Board met 5 times. The standing committees of the Board are the Compensation Committee and the Audit Committee.

     The Compensation Committee currently consists of Messrs. Knyal (Chairman), Gallery and Jacobs. The Compensation Committee reviews and makes recommendations regarding the salary, bonus and other benefits, direct and indirect, of the Chairman of the Board of Directors, the President and Chief Executive Officer, other management directors, and other members of senior management designated by the Board. In 1998, the Compensation Committee met one time.

     The Audit Committee currently consists of Messrs. Jacobs (Chairman), Gallery, Knyal and Ms. Meagher. It is responsible for retaining the Company's independent accountants and consulting with them regarding the scope and timing of their audit, the accountant's report concerning the Company's audited financial statements and the Company's internal accounting controls. The Audit Committee did not meet in 1998.

Directors' Compensation

     The Company's directors do not receive any compensation for service on the Company's Board of Directors or any committee thereof but are reimbursed for expenses incurred in connection with attending meetings of the Company's Board of Directors and any committee thereof. John Martin has been separately compensated for his services as a director with 25,000 shares of Common Stock.

Stockholders' Voting Agreement.

     John Martin and Joseph Teresi entered into a Stockholders' Voting Agreement which provides that Mr. Martin and Mr. Teresi shall each be entitled to designate four individuals to serve on the Board of Directors of Easyriders, and that they each agree to vote their shares for the persons designated by the other to so serve. One of the persons designated by Mr. Teresi is required to be a non-employee director within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) of the Internal Revenue Code (the "Code"). Mr. Martin has designated himself and Messrs. Prather, Knyal and Gallery to serve on the Board of Directors, and Mr. Teresi has designated himself and Messrs. Davis and Jacobs and Ms. Meagher to serve on the Board of Directors. Mr. Jacobs is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.

                                   Proposal 2

                            INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche, independent accountants, as the Company's independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1998. Deloitte & Touche has served as the Company's independent accountants since 1998 and as Newriders independent accountants since January 1998. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement on behalf of their firm if they wish. They will also be available to respond to any appropriate questions of any stockholder of the Company.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 16, 1999, regarding the beneficial ownership of Common Stock by (1) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock; (2) by each Director of the Company; (3) by each Named Officer; and (4) by all executive officers and directors of the Company as a group. Except as indicated in the footnotes hereto, each person named in the table has (or could have upon exercise of an option vested or vesting within 60 days after April 16, 1999) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person's name.

               Common Stock Beneficially Owned On April 16, 1999

                                       Amount and Nature    Percentage of
                                         of Beneficial       Outstanding
                                         Ownership of      Common Stock of
Name of Beneficial Owner                Easyriders /1/      Easyriders /1/
------------------------               -----------------   ----------------
Directors
John E. Martin /2  7/...............       6,542,447            27.3%
Wayne L. Knyal /3/..................         238,027             1.0%
Daniel J. Gallery /4/...............          37,500             0.2%
Joseph Teresi.......................       8,391,557            35.0%
Ellen Meagher /5/...................         125,600             0.5%
Robert Davis /6/....................           5,000             0.0%
Joseph J. Jacobs /6/ /7/ ...........           6,000             0.0%

Executive Officers
William E. Prather..................       1,000,100             4.2%
William R. Nordstrom /8/............         296,450             1.2%

All Executive Officers and
     Directors of Easyriders as a
     group (9 persons)..............      16,642,681            69.3%

     Unless otherwise indicated, the address of each beneficial owner listed above is c/o Easyriders, Inc., 28210 Dorothy Drive, Agoura Hills, California 91301.

/1/ Assumes that the shares of Newriders common stock held in the name of Rick Pierce are returned and canceled (See "Certain Transactions With Related Parties")

/2/ Easyriders shares for Mr. Martin include 96,150 shares held through the John E. Martin Revocable Trust dated June 16, 1992, of which Mr. Martin is trustee and beneficiary.

/3/ Mr. Knyal holds an option to purchase up to 15,000 shares of Common Stock at $5.00 per share and warrants to purchase up to 12,500 shares of Common Stock at $5.96 per share.

/4/ Mr. Gallery holds an option to purchase up to 15,000 shares of Common Stock at $5.00 per share. The Easyriders share total for Mr. Gallery also includes 17,500 shares held of record by

     G3 Holdings, LLC, a limited liability company in which Mr. Gallery, his brother and his sister are co-managers and owners.

/5/ Ms. Meagher holds an option to purchase up to 125,000 shares of Common Stock at $5.00 per share.

/6/ Messrs. Davis and Jacobs each hold options to purchase up to 5,000 shares at $5.00 per share.

/7/ Easyriders share total for Mr. Jacobs includes 1,000 shares held jointly with his wife Edna M. Jacobs.

/8/ Easyriders share total for Mr. Martin and Mr. Nordstrom does not include warrants to purchase up to 125,000 shares of Common Stock at $8.00 per share which expired on April 21, 1999. Mr. Nordstrom no longer serves as an executive officer of the Company.

                              EXECUTIVE OFFICERS

     The executive officers of the Company are its senior elected officers and serve for terms of office determined by the Board. Biographical summaries of the business experience of Mr. Martin, Chairman of the Board and Mr. Prather, President and Chief Executive Officer, are included above. The name, age, and biographical information with respect to the other executive officer are as follows:

     J. Robert Fabregas, Executive Vice President, Chief Financial Officer and Secretary, age 53, was appointed the Executive Vice President, Chief Financial Officer and Secretary of the Company in January 1999. Mr. Fabregas was the President of Stonepine Holdings, Limited from June 1988 to December 1998. Mr. Fabregas served as a director of Numex Corporation from March 1998 through December 1998.

                            EXECUTIVE COMPENSATION

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996 earned by or awarded or paid to the persons who were the chief executive officer and the other officers of the Company whose compensation exceeded $100,000 during 1998 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                                                 ------------------
                                                       Annual Compensation             Awards
                                                                                 ==================
                                                                                     Securities
                                                                                     Underlying         All Other
                                                                                      Options/        Compensation
Name
and Principal Position                      Year    Salary ($)       Bonus ($)        SARs (#)             ($)
---------------------------------------------------------------------------------==================----------------
John E. Martin,                             1998   $222,917 /1/    $212,143 /7/            --               --
Chairman of the Board
of Directors                                1997   $114,583 /1/          --         2,000,000 /5/     $ 75,000 /6/

                                            1996         --              --                --               --
===================================================================================================================
William E. Prather,                         1998   $200,000 /2/          --                --               --
President, Chief Executive Officer and
Director                                    1997   $ 41,667 /2/          --           750,000 /5/           --

                                            1996         --              --                --               --
===================================================================================================================
William R. Nordstrom, Executive Vice        1998   $150,000 /3/          --                --         $616,000 /4/
President of Finance and
Administration                              1997   $ 62,500 /3/          --                --               --

                                            1996         --              --                --               --
-------------------------------------------------------------------------------------------------------------------

/1/ In July 1997, Mr. Martin became Chairman of the Board of Directors of Newriders and the interim Chief Executive Officer (a position he held until October 1997) at an annual base salary of $250,000. Mr. Martin's salary for 1997 accrued during the year, and was paid in January 1998. Mr. Martin agreed to a reduction of his salary to $150,000 per year which became effective on September 23, 1998.

/2/ In October 1997, Mr. Prather became the President and Chief Executive Officer of Newriders at an annual base salary of $200,000. Mr. Prather's salary for 1997 accrued during the year, and was paid in January 1998.

/3/ In August 1997, Mr. Nordstrom became the Executive Vice President of Finance and Administration of Newriders at an annual base salary of $150,000. Mr. Nordstrom's salary for 1997 accrued during the year, and was paid in January 1998.

/4/ In September 1998, the Company issued Mr. Nordstrom 200,000 shares of Easyriders, Inc. Common Stock as compensation for services performed related to the acquisitions of Paisano Publications and M & B Restaurants, L.C. The fair value of the stock was $616,000 at the time of issuance.

/5/ These options held by Messrs. Martin and Prather were relinquished on September 23, 1998.

/6/ Fair market value of 50,000 shares of Newriders Common Stock at the time of issuance.

/7/ Annual Incentive Award for 1998 under the Company's 1998 Executive Incentive Compensation Plan. See "Long Term Incentive Awards" below.

                        LONG TERM INCENTIVE PLAN AWARDS

     The following table and related footnotes set forth certain information for the year ended December 31, 1998 concerning the grant of bonuses to John Martin, the Chairman of the Board, under the Company's 1998 Executive Incentive Compensation Plan.


                                          Performance or
                           Number of       Other Period
                         Shares, Units        Until
                            or Other       Maturation or    Estimated Future Payouts under Non-Stock Price-
         Name              Rights (#)         Payout                        Based Plans
                                                          --------------------------------------------------
                                                            Threshold          Target            Maximum
                                                             ($ or #)         ($ or #)           ($ or #)
                                                          --------------------------------------------------
John E. Martin /1/            N/A             1/1/99 -          $0          $ 4,976,071 /3/    $ 4,976,071 /3/
                                             9/23/03
John E. Martin /2/            N/A            9/23/98 -          $0          $13,000,000        $13,000,000
                                             9/23/03

/1/ Mr. Martin has the ability to earn annual cash bonuses under the Company's 1998 Executive Incentive Compensation Plan (the "Annual Incentive Awards"), if the Company achieves specified EBITDA Targets. The amount of the Annual Incentive Award is equal to (1) the total amount of interest that Mr. Martin is obligated to pay in cash to the Company for such year on two promissory notes in the total amount of $7,300,000 (the "Martin Notes"), multiplied by (2) a fraction, the numerator of which is one and the denominator of which is one minus the highest marginal rate for federal, state and local income taxes applicable to Mr. Martin in the year that the bonus is paid. For the 1999 calendar year the EBITDA Target is 125% of EBITDA for the 1998 calendar year. For each subsequent calendar year, the EBITDA Target is 125% of the average EBITDA for the two calendar years immediately prior to such calendar year.

/2/ Mr. Martin also has the ability to earn a one-time bonus under the Company's 1998 Executive Incentive Compensation Plan equal to (1) the amount of principal and accrued interest then remaining on the Martin Notes, multiplied by (2) a fraction, the numerator of which is one and the denominator of which is one minus the highest marginal rate for federal, state and local income taxes applicable to Martin in the year the bonus is paid, up to a maximum of $13,000,000, if and when Paisano Publications repays in full (a) all amounts due pursuant to the Credit Agreement, and
     (b) the Contributor Notes (as defined below under "Certain Relationships and Related Transactions"), provided the Company has achieved certain predetermined levels of earnings during the prior year (generally, for 1999, positive EBITDA during 1998; and for each year thereafter, at least 80% of the Annual EBITDA Target for the prior year or for each of the second and third years preceding such year).

/3/ Assumes that no principal payments will be made during the term of the Martin Notes, and a blended tax rate of 44%. Based on these assumptions, the potential annual cash bonuses would be $813,214, $945,357, $1,072,500, $1,202,143 and $942,857 for the years 1999 to 2003, respectively.

Employment Agreements

     The Company entered into an employment agreement with John Martin dated July 2, 1997, which provides that Mr. Martin will serve as Chairman of the Board for an initial term of 3 years. Mr. Martin is entitled to a base salary of $150,000, plus an office reimbursement expense allowance of $84,000 per year in addition to reimbursement of specific business expenses reasonably incurred on behalf of Easyriders.

   The Company entered into an employment agreement with William Prather dated as of September 23, 1998, which provides that he will serve as President and Chief Executive Officer of the Company for an initial term of 5 years, such term of employment to continue thereafter unless and until terminated by either party upon no less than sixty days written notice. Mr. Prather is entitled to an annual salary of $200,000, subject to an annual review, plus a discretionary incentive bonus on a yearly basis to be determined in the sole discretion of the Company's Board of Directors. In addition, Mr. Prather shall be entitled to receive certain other benefits, including four weeks of vacation, participation in the Company's stock option plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. The Company shall at its expense procure and keep in effect a $1,000,000 term life insurance policy payable to Mr. Prather's beneficiaries.

   The Company entered into an employment agreement with William Nordstrom dated August 22, 1997, which provides that he will serve as Executive Vice President of Finance and Administration until thirty days notice given by either party. Mr. Nordstrom's annual salary is $150,000. Mr. Nordstrom's employment agreement provides Mr. Nordstrom the same benefits package as made available to other executive officers. Mr. Nordstrom no longer serves as Executive Vice President of Finance and Administration.

                    REPORT OF THE COMPENSATION COMMITTEE AND
            THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

   The Compensation Committee (the "Compensation Committee") of the Board of Directors reviews and recommends to the Board of Directors matters relating to the compensation of the Company's executive officers. The Compensation Committee is comprised of three outside directors, none of whom is an employee or former employee of the Company.

                            Compensation Philosophy

   The Company's executive compensation philosophy has the following objectives:

   (1) To provide a total compensation opportunity that is consistent with competitive practices, enabling the Company to attract and retain qualified executives;

   (2) To create a direct link between the compensation payable to each executive officer and the financial performance both of the Company generally and of the specific business unit or units for which the executive is responsible; and

   (3) To create a common interest between executive officers and the Company's stockholders through the use of stock options and other stock awards that link a portion of each executive officer's compensation opportunity directly to the value of the Company's common stock.

Base Salary

   The base salaries for each of the Named Officers and most of the Company's other executive officers for 1998 were established prior to the Reorganization pursuant to the terms of each executive's respective employment arrangements with Newriders. The Compensation Committee was established after the Reorganization and therefore did not review any of such employment agreements prior to the time they were entered into by Newriders and such executives. The Compensation Committee will make recommendations to the Board with respect to the base salary of executives whose employment with the Company or a subsidiary thereof begins after the Reorganization and, as to executives whose employment with the Company or a subsidiary thereof began prior to the Reorganization, with respect to the base salary of such executives pursuant to any new employment arrangement entered into after the Reorganization, in each case by comparison to competitive market levels for the executive's job function. At the Company's current performance level, base salaries will generally be targeted at the low to middle end of the range of comparable companies in the magazine publishing business. However, if performance improves, the Compensation Committee may seek to target base salaries at the middle to high end of such range. Salaries will be reviewed at regular intervals, approximately annually, depending on job classification and competitive market levels.

Annual Bonus

   Under the terms of their respective employment agreements, most executive officers are entitled to a discretionary bonus based upon the Compensation Committee's recommendation and the full Board's approval. Except for the bonus paid to John Martin as set forth under "Summary Compensation Table", no bonuses were paid to any executive officers with respect to the fiscal year ended December 31, 1998. In order to tie compensation to performance, future bonuses are likely to be based upon EBITDA and earnings per share targets recommended by the Compensation Committee and approved by the Board of Directors.

   At the time of the consummation of the Reorganization, the stockholders of the Company and the Compensation Committee and the Board of Directors approved an Annual Incentive Award/Long-Term Incentive Performance Award to John Martin under the Company's 1998 Executive Incentive Compensation Plan (the "Plan"), the terms of which Award are described under "Long Term Incentive Awards".

Equity Incentives

   The Plan, which was approved by the Company's stockholders in September of 1998, is administered by the Compsenation Committee and its stated purpose is to secure for the Company the benefits arising from capital stock ownership and the receipt of capital stock-based incentives by those employees, directors, officers and consultants of the Company who will be responsible for the Company's future growth and continued success. Under the Plan, equity incentives, primarily in the form of grants to executives of stock options, will be considered in order to tie compensation of executives to performance by the Company.

                    Compensation of Chief Executive Officer

   Mr. Prather's base salary of $200,000 for 1998 was established pursuant to an employment agreement with Newriders that was the result of bilateral negotiations between Mr. Prather and Newriders. No specific formula was used in determining or agreeing to Mr. Prather's compensation at the time his employment agreement was entered into. Mr. Prather's employment agreement provides for a discretionary incentive bonus on a yearly basis to be determined in the sole discretion of the Company's Board of Directors. Mr. Prather was not awarded a bonus in 1998.

                    Policy as to Section 162(m) of the Code

   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. However, in appropriate circumstances, such as the hiring of a new executive officer, it may be necessary or appropriate to pay compensation or make incentive awards that do not meet the performance based exception and therefore may not be deductible by reason of Section 162(m).

   The foregoing report has been approved by all members of the Compensation Committee.

                         Wayne L.  Knyal, Chairman
                         Daniel J. Gallery
                         Joseph J. Jacobs

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   Wayne L. Knyal, Daniel J. Gallery and Joseph J. Jacobs serve as the members of the Compensation Committee of the Company's Board of Directors, and Mr. Knyal is the Chairman of the Compensation Committee. None of such persons is an officer, employee, or former officer or employee, of the Company or any of its subsidiaries. Except as set forth in the paragraph below, no interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of director's or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

   On January 13, 1998, Newriders entered into a letter agreement engaging Imperial Capital, LLC ("Imperial Capital") to act as exclusive financial advisor and placement agent with respect to the Reorganization. For its services, Imperial Capital received cash compensation of approximately $1,485,000 plus additional warrants. Franchise Mortgage Acceptance Company ("FMAC") received 10% of the cash compensation to be paid to Imperial Capital under a finder's arrangement. Mr. Knyal is the Chairman and Chief Executive Officer of FMAC, and indirectly owns approximately 19% of the equity interests of FMAC. Imperial Credit owns approximately 60% of the equity interests of Imperial Capital and approximately 38% of the equity interests of FMAC.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total return on the Newriders Common Stock and the Easyriders Common Stock from the date on which Newriders Common Stock began trading on the OTC Bulletin Board (July 23, 1996) through September 23, 1998 and then the date the Easyriders Common Stock began trading on the American Stock Exchange (September 24, 1998) through December 31, 1998, with the Broad Market American Stock Exchange Index (the "AMEX Market Index") and Media General Industry Group Index for publishing and periodicals (the "Peer Group Index"). The cumulative total return assumes that $100 was invested in each of the Newriders Common Stock/Easyriders Common Stock and the AMEX Market Index and Peer Group Index on July 23, 1996 (the date the Newriders' stock began trading on the OTC Bulletin Board) and also assumes the reinvestment of any dividends. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                         AMEX Market   Peer Group
(Fiscal Year Covered)     Easyrider, Inc.     Index        Index
-------------------       ---------------  -----------   ----------
Measurement Pt-
 7/23/96                      $100           $100         $100
FYE 12/31/96                  $ 32.61        $107.36      $103.17
FYE 12/31/97                  $ 52.17        $129.19      $136.83
FYE 12/31/98                  $ 30.43        $127.44      $119.86

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

   Four of the largest shareholders of Newriders agreed to return to Newriders an aggregate of 6,156,480 shares of Newriders common stock to be canceled. A total of 4,848,480 of these shares were delivered to Newriders for cancellation. One of the four shareholders failed to deliver 1,308,000 of the Newriders shares to be canceled, of which 464,000 Newriders shares are beneficially owned by another individual, who had consented to their cancellation. Easyriders is continuing to pursue the cancellation of these shares and has issued stop transfer instructions concerning the 1,308,000 shares, which is equivalent to 654,000 shares of Easyriders, Inc. common Stock. On September 23, 1998, a petition for an involuntary bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code involving the holder of these shares was filed. The Company, through its subsidiary, Newriders, intends to pursue this claim for cancellation of the 1,308,000 Newriders shares in the bankruptcy proceeding involving the shareholder.

   On July 22, 1998, the Company sold its Myrtle Beach Restaurant to Leon Hatcher, a stockholder of the Company for $550,000. As a result of this sale, the Company recorded a loss during the three months ended June 30, 1998 of $631,986, primarily related to the write-down to net realizable value of leasehold improvements and store fixtures. During the three months ended September 30, 1998, the Company renegotiated the Myrtle Beach purchase agreement, thereby resulting in an additional loss on the sale of the Myrtle Beach Restaurant of $467,774.

   On September 23, 1998, John Martin, William Prather and his wife, Marna Prather, who together owned all of the outstanding membership interests of El Paso, received a total of 2,000,000 shares of Common Stock in exchange for all of the outstanding membership interests of El Paso.

   On September 23, 1998, John Martin purchased 4,036,797 shares of Common Stock, for a purchase price of $12,300,000, which he paid $5,000,000 in cash and the balance by delivery of two promissory notes. One note is in the amount of $5,000,000, has a term of five years, may be extended by Mr. Martin for an additional period of five years and bears interest at an annual rate between six and ten percent. The other note is in the amount of $2,300,000, has a term of five years and may be extended by Mr. Martin for an additional five years and bears interest at an annual rate between six and ten percent (the "Martin Notes").

   On September 23, 1998, Joseph Teresi received total consideration in the amount of $48,000,000, consisting of 6,493,507 shares of Common Stock and promissory notes aggregating $28,000,000 consisting of a promissory note of Easyriders Sub II in the principal amount of $15,000,000 which was repaid upon consummation of the Reorganization, and other promissory notes in the amount of $13,000,000 (the "Contributor Notes") in exchange for all of the issued and outstanding shares of Paisano Publications Inc. ("Paisano Publications") and certain affiliated subsidiaries (the "Paisano Companies"). Mr. Teresi also received a dividend of $7,000,000 from Paisano Publications, which was funded by a loan in that amount to Paisano Publications. Mr. Teresi also has the right to recommend that certain employees or consultants of the Paisano Companies receive options to purchase an aggregate of 300,000 shares of Common Stock exercisable at $5.00 per share.

   The Company and its subsidiaries lease from Joseph Teresi, at below market rates, the real estate located at 29210 Dorothy Drive and 28216 Dorothy Drive, Agoura Hills, California, 605 Main Street, Daytona Beach, Florida and 611 Broad Street, Columbus, Ohio. All such leases are triple net leases with CPI adjustments for a five year period with renewal options for additional five year periods.

   On April 8, 1999, in order to alleviate a cashflow shortage at Easyriders resulting from restrictions under the Credit Agreement on the distribution of funds from the Paisano Companies to Easyriders, the Company raised additional capital by selling shares of its Common Stock to John Martin and Joseph Teresi for $1,500,000 each. The shares were sold to Messrs. Martin and Teresi at a 25% discount from market price, market price being determined as the average daily closing price of the Common Stock on the American Stock Exchange over a certain number of consecutive trading days ending on and including April 8, 1999. Each of Messrs. Martin and Teresi received 1,397,950 shares of Easyriders Common Stock as a result of such purchases. Mr. Martin paid cash for his shares, and Mr. Teresi paid for his shares by forgiving $75,000 of interest and $1,425,000 of principal owed to him by the Company. As a result of such sales, the total number of shares of Easyriders Common Stock owned by Mr. Martin increased from 5,269,497 immediately before such sales to 6,667,447 (27.8% of the outstanding number of shares of Easyriders Common Stock on a fully diluted basis, assuming the shares held in the name of Rick Pierce are returned and canceled) immediately after such sales, and the total number of shares of Easyriders Common Stock owned by Mr. Teresi increased from 6,993,507 immediately before such sales to 8,391,557 (35.3% of the outstanding number of shares of Easyriders Common Stock on a fully diluted basis, assuming the shares held in the name of Rick Pierce are returned and canceled) immediately after such sales. $718,163 of the cash paid by Mr. Martin for his shares was used to repay the principal of and accrued interest on amounts borrowed by the Company from Messrs. Martin and Teresi (the "Bridge Note Proceeds") on February 23, 1999, which Bridge Note Proceeds were used to make a $500,000 prepayment on the Company's Senior Secured Debt with Nomura Holding America Inc. and for working capital at the Paisano Companies and Easyriders. The remainder of the cash paid by Mr. Martin for his shares will be used by the Company for working capital purposes. The sale of Easyriders Common Stock to Messrs. Martin and Teresi was unanimously approved by the members of the Board of Directors (other than Messrs. Martin and Teresi) after extensive consideration of the circumstances, including but not limited to, the cash needs of the Company and the absence of any viable alternative funding sources. The Board of Directors also received and relied upon, a written opinion of Imperial Capital that the $1,500,000 cash paid by Mr. Martin for his shares and the $1,500,000 forgiveness of interest and principal given by Mr. Teresi in exchange for his shares are fair to the Company's stockholders from a financial point of view.

   In accordance with the agreement pursuant to which the Company acquired the Paisano Companies from Joseph Teresi, a post-closing adjustment was to be made based upon the amount by which working capital of the Paisano Companies as of the closing of the acquisition exceeded or was less than $4,537,000. Based upon a closing date balance sheet prepared by the Company, the Company determined that the working capital of the Paisano Companies as of the closing was less than $4,537,000. Mr. Teresi disputed that determination. After protracted negotiations, the Board of Directors of the Company agreed on March 19,1999 to accept a payable from Mr. Teresi (the "Teresi Payable") in the amount of $398,085 in satisfaction of the working capital adjustment. The Teresi Payable does not bear interest and, subject to prior payment in the circumstances described below, is due when the entire principal and interest on the $13,000,000 of promissory notes issued by the Company to Mr. Teresi as partial consideration for the acquisition of the Paisano Companies has been paid in full. Certain aged receivables of the Company which have been fully reserved by the Company have been identified (the "Receivables") and to the extent collections are received on the Receivables, a percentage of such collections will be credited against the Teresi Payable. In addition, if the Company determines that the amount of a pension accrual with respect to pre-Reorganization operations of the Paisano Companies should be decreased, the Teresi Payable will be reduced by the amount of such decrease. Furthermore, to the extent that certain fully reserved inventory of the Company is sold or used by the Company for promotional purposes, the Teresi Payable will be reduced by the amount of sale proceeds or value assigned by the Company to such promotional use. Also, if the Company receives a refund of any portion of a specified foreign tax payable by the Company, the Teresi Payable will be reduced by the amount of such refund. From and after the time the Teresi Payable has been reduced to zero, Mr. Teresi will be entitled to receive (in cash, or if any of the Nomura Indebtedness is outstanding, in the form of a non-interest bearing receivable from the Company) the applicable percentage of collections on the Receivables and all amounts, if any, attributable to a reduction in such pension accrual and the sale or promotional use of such inventory.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that, during fiscal 1998, Joseph Teresi, William Prather and Ellen Meagher, directors of the Company, failed to file on a timely basis one report covering the purchase of 100 shares of Common Stock each on September 24, 1998.

                                 OTHER BUSINESS

   The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.



                         By Order of the Board of Directors

                         /s/ J. Robert Fabregas

                         J. Robert Fabregas
                         Executive Vice President,
                         Chief Financial Officer and Secretary

Agoura Hills, California
May 14, 1999

PROXY                                                                      PROXY

                               EASYRIDERS, INC.
                 Annual Meeting of Stockholders--June 17, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned stockholder(s) of Easyriders, Inc. ("Easyriders") hereby nominates, constitutes and appoints William E. Prather and J. Robert Fabregas, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Easyriders which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Easyriders (the "Annual Meeting") to be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California on Thursday, June 17, 1999 at 1:00 p.m. and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.  ELECTION OF DIRECTORS
    [_] FOR all nominees listed below             [_] WITHHOLD AUTHORITY
       (except as marked to the contrary below)


(Terms Expire 2000)            John E. Martin      Wayne L. Knyal      Joseph Teresi     Robert Davis
                               William E. Prather  Daniel J. Gallery   Joseph J. Jacobs  Ellen Meagher

(INSTRUCTIONS:       To withhold authority to vote for any one or more nominees, check the box opposite "WITHHOLD AUTHORITY" and write that nominee's or those nominees' name(s) in the space provided below.)

2.  RATIFICATION OF DELOITTE & TOUCHE LLP AS EASYRIDERS' INDEPENDENT AUDITORS.

    [_] FOR                  [_] AGAINST               [_] ABSTAIN

3. OTHER BUSINESS. In their discretion, the proxyholders are authorized to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

                     PLEASE SIGN AND DATE ON REVERSE SIDE

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AND A VOTE "FOR" THE RATIFICATION OF EASYRIDERS' INDEPENDENT AUDITORS, IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE JUDGEMENT OF THE ATTORNEYS AND PROXYHOLDERS NAMED ABOVE.

    The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

Dated:                  1999
      -----------------                      -----------------------------------
                                                      (Number of Shares)

                                             -----------------------------------
                                                 (Name of Stockholder Printed)

                                             -----------------------------------
                                                   (Signature of Stockholder)

                                             -----------------------------------
                                                 (Name of Stockholder Printed)

                                             -----------------------------------
                                                   (Signature of Stockholder)

                                             (Please date this Proxy and sign
                                             your name as it appears on your
                                             stock certificates. Executors,
                                             administrators, trustees, etc.
                                             should give their full titles. All
                                             joint owners should sign.)

                                             I (We) do [_] do not [_] expect to
                                             attend the Annual Meeting.

This Proxy will be voted "FOR" the election of all nominees unless authority to do so is withheld for all nominees or for any individual nominee.

    PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.